<SEC-DOCUMENT>
<SEC-HEADER>
<ACCEPTANCE-DATETIME>
ACCESSION NUMBER:
CONFORMED SUBMISSION TYPE:      SC TO-C
PUBLIC DOCUMENT COUNT:
FILED AS OF DATE:               20090427
DATE AS OF CHANGE:              20090427
GROUP MEMBERS:         	        JayCeee James

SUBJECT COMPANY:

        COMPANY DATA:
                COMPANY CONFORMED NAME:                 SPORTS MEDIA, INC.
                CENTRAL INDEX KEY:                      0000873105
                STANDARD INDUSTRIAL CLASSIFICATION:     MISCELLANEOUS PUBLISHING
 [2741]
                IRS NUMBER:                             954189256
                STATE OF INCORPORATION:                 DE
                FISCAL YEAR END:                        1231

        FILING VALUES:
                FORM TYPE:              SC TO-C
                SEC ACT:                1934 Act
                SEC FILE NUMBER:        033-39271
                FILM NUMBER:

        BUSINESS ADDRESS:
                STREET 1:       	    101 E. 52nd Street
                STREET 2:               9th Floor
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10022
                BUSINESS PHONE:

        MAIL ADDRESS:
                STREET 1:               101 E. 52nd Street
                STREET 2:               9th Floor
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10019

        FORMER COMPANY:
                FORMER CONFORMED NAME:
                DATE OF NAME CHANGE:

FILED BY:

        COMPANY DATA:
                COMPANY CONFORMED NAME:                 JayCee James
                CENTRAL INDEX KEY:                      0001456907
                IRS NUMBER:                             000000000

        FILING VALUES:
                FORM TYPE:              SC TO-C

        BUSINESS ADDRESS:
                STREET 1:               101 E. 52nd Street
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10019
                BUSINESS PHONE:         2123086666


        MAIL ADDRESS:
                STREET 1:               489 5TH AVE  FL 7
                CITY:                   NEW YORK
                STATE:                  NY
                ZIP:                    10017-6105
</SEC-HEADER>
</SEC-DOCUMENT>